Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Castle International Corp.:

We consent to the use of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Crown Castle International Corp. and subsidiaries (the Company) as of December 31, 2007 and 2008, and the related consolidated statements of operations and comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.

Our report on the consolidated financial statements referred to above contains an explanatory paragraph describing that the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB No. 109 effective January 1, 2007, and the provisions of Financial Accounting Standards No. 157, Fair Value Measurements effective January 1, 2008.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

December 15, 2009